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                CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM


We hereby consent to the use in this Registration Statement on Form N-14 of our one report dated May 21, 2004 relating to the financial statements and financial highlights of AIM Health Sciences Fund (one of the portfolios constituting AIM Sector Funds) and our one report dated December 20, 2004 relating to the financial statements and financial highlights of AIM Global Health Care Fund (one of the portfolios constituting AIM Investment Funds), which appear in such Registration Statement. We also consent to the reference to us under the heading "Financial Information" in such Registration Statement.




/s/ PricewaterhouseCoopers LLP

Houston, Texas
March 31, 2005